Exhibit 16.1

December 18, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Asbury Automotive Group, Inc.’s Form 8-K/A dated December 5, 2008, and have the following comments:

1.	We agree with the first and third sentences of the second paragraph and the statements made in the third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph and the second and fourth sentences of the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP